UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2017

Walter Investment Management Corp.

(Exact name of registrant as specified in its charter)

Maryland	001-13417	13-3950486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 Bayport Drive, Suite 1100

Tampa, FL 33607

(Address of principal executive offices, including zip code)

(813) 421-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2017, Jonathan F. Pedersen resigned from his positions as Chief Legal Officer, General Counsel and Secretary of Walter Investment Management Corp. (the “Company”), effective March 24, 2017. In order to assist with any necessary transition, Mr. Pedersen will remain an employee of the Company in a non-officer capacity through April 30, 2017, or until such earlier date as may be mutually agreed between the Company and Mr. Pedersen (the “Termination Date”). John J. Haas, Assistant General Counsel of the Company, has been elected Acting Chief Legal Officer and General Counsel of the Company, effective March 29, 2017.

In connection with Mr. Pedersen’s resignation, the Company and Mr. Pedersen executed a Resignation Letter Agreement, dated March 24, 2017 (the “Resignation Letter Agreement”), pursuant to which Mr. Pedersen is eligible to receive the following rights and benefits through the Termination Date, subject to his complying with the terms of his non-competition, non-solicitation and non-disparagement covenants (as modified by the Resignation Letter Agreement) and any other terms and conditions to which he is subject: (i) his current base salary and employee benefits through the Termination Date, pursuant to his employment letter agreement with the Company dated October 16, 2013; (ii) the retention bonus contemplated by the retention letter agreement between Mr. Pedersen and the Company, dated February 17, 2017, to be paid on March 31, 2017 provided that Mr. Pedersen remains an employee of the Company through March 31, 2017; and (iii) all cash and equity incentive awards outstanding as of March 24, 2017 (the “Incentive Awards”) will remain outstanding and will continue to vest through the Termination Date, which shall be Mr. Pedersen’s final date of employment for all purposes under the award agreements applicable to the Incentive Awards.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Resignation Letter Agreement between Mr. Pedersen and the Company, which is expected to be filed with the Company’s Form 10-Q for the quarter ended March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INVESTMENT MANAGEMENT CORP.

Dated: March 30, 2017	By:	/s/ Anthony N. Renzi
Name: Anthony N. Renzi Title: Chief Executive Officer and President